EXHIBIT 1.1

STEADFAST APARTMENT REIT III, INC.

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED DEALER MANAGER AGREEMENT

Steadfast Capital Markets Group, LLC
18100 Von Karman Avenue
Suite 500
Irvine, California 92612

Ladies and Gentlemen:

This Amendment No. 1 to the Amended and Restated Dealer Manager Agreement (this “Amendment”) is effective as of June 1, 2017, by and among Steadfast Apartment REIT III, Inc., a Maryland corporation (the “Company”), Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership that serves as the Company’s operating partnership subsidiary (the “Operating Partnership”), and Steadfast Capital Markets Group, LLC, a Delaware limited liability company (the “Dealer Manager”). The Company, the Operating Partnership and the Dealer Manager are collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meaning set forth in the Dealer Manager Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Parties previously entered into that certain Amended and Restated Dealer Manager Agreement, dated as of July 25, 2016 (the “Dealer Manager Agreement”), which provides for, among other matters, the appointment of the Dealer Manager as the Company’s exclusive agent and managing dealer to solicit, and to cause Participating Dealers to solicit, purchasers of the Primary Shares at the purchase price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus; and

WHEREAS, pursuant to Section 13.3 (Amendment) of the Dealer Manager Agreement, the Parties desire to amend the Dealer Manager Agreement to revise the total compensation payable on the Class A Shares, the Class R Shares and the Class T Shares, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENT

In order to give effect to the Parties’ agreement to amend the Dealer Manager Agreement as set forth above, Section 5.2 of the Dealer Manager Agreement is hereby deleted in its entirety and replaced with the following:

5.2 Compensation.

(a) Selling Commissions. Subject to volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 5.2, the Company will pay to the Dealer Manager selling commissions in the amount of up to 7.0% of the gross proceeds of the Class A Shares sold in the primary offering and up to 3.0% of the gross proceeds of the Class T Shares sold in the primary offering, which commissions will be reallowed to the Participating Dealer who sold the Offered Shares giving rise to such commissions, as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer; provided, however, that no commissions described in this clause (a) shall be payable in respect of the purchase of Primary Shares sold: (i) through an investment advisory representative affiliated with a Participating Dealer who is paid on a fee-for-service basis by the investor related to the investment in the Company; (ii) by a Participating Dealer (or such Participating Dealer’s registered representative), in its individual capacity, or by a retirement plan of such Participating Dealer (or such Participating Dealer’s registered representative); or (iii) by an officer, director or employee of the Company, the Advisor or their respective affiliates. To the extent that the selling commission is less than 7.0% for any Class A Shares sold and less than 3.0% for any Class T Shares sold, such Class A Shares and Class T Shares will have a corresponding reduction in the applicable purchase price. The Company will not pay to the Dealer Manager any selling commissions in respect of the purchase of any Class R Shares or DRIP Shares.

(b) Dealer Manager Fee. The Company will pay to the Dealer Manager a dealer manager fee in the amount of up to 3.0% of the gross proceeds from the sale of Class A Shares in the primary offering and up to 2.5% of the gross proceeds from the sale of Class T Shares in the primary offering (collectively, the “Dealer Manager Fee”), a portion of which may be reallowed to Participating Dealers (as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer), which reallowance, if any, shall be determined by the Dealer Manager in its discretion based on factors including, but not limited to, the number of shares sold by such Participating Dealer and the assistance of such Participating Dealer in marketing the Offering; provided, however, that no Dealer Manager Fee shall be payable in respect of the purchase of Shares by an officer, director or employee of the Company, the Advisor or their respective affiliates. To the extent that the Dealer Manager Fee is less than 3.0% for any Class A Shares sold and less than 2.5% for any Class T Shares sold, such Class A Shares and Class T Shares will have a corresponding reduction in the applicable purchase price. The Company will not pay to the Dealer Manager any dealer manager fees in respect of the purchase of any Class R Shares or DRIP Shares.

(c) Distribution and Shareholder Servicing Fee. Upon the terms set forth in the Prospectus and with respect to Class R Shares and Class T Shares purchased in the primary offering only, the Dealer Manager will receive a distribution and shareholder servicing fee that accrues daily in an amount of up to (i)(a) for sales of Class R Shares by registered investment advisors that do not participate on an alternative investment platform, 1/365th of 0.27% of the purchase price per Class R Share (or, once reported, the estimated value per Class R Share) on a continuous basis from year to year, which will be paid monthly in arrears, and (b) for sales of Class R Shares by registered investment advisors that participate on an alternative investment platform, 1/365th of 0.67% of the purchase price per Class R Share (or, once reported, the estimated value per Class R Share) on a continuous basis from year to year, which will be paid monthly in arrears (the “Class R Distribution and Shareholder Servicing Fee”), in each case for the services set forth on Exhibit B to this Agreement; and (ii) 1/365th of 1.125% of the purchase price per Class T Share (or, once reported, the estimated value per Class T Share) on a continuous basis from year to year, which will be paid monthly in arrears (the “Class T Distribution and Shareholder Servicing Fee” and together with the Class R Distribution and Shareholder Servicing Fee, the “Distribution and Shareholder Servicing Fee”), for the services set forth on Exhibit B to this Agreement. The Dealer Manager will not reallow any portion of the Class R Distribution and Shareholder Servicing Fee to registered investment advisors. The Dealer Manager will reallow all or a portion of the Class T Distribution and Shareholder Servicing Fee to Participating Dealers (as described more fully in the Participating Dealer Agreement entered into with such Participating Dealer). The Distribution and Shareholder Servicing Fee will not be payable with respect to DRIP Shares. The Company will cease paying the Class R Distribution and Shareholder Servicing Fee (and cease deducting the Class R Distribution and Shareholder Servicing Fee from amounts otherwise available for distribution to a holder of a Class R Share) with respect to a Class R Share sold in the primary offering at the earlier of: (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Primary Shares; (ii) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the Class R Distribution and Shareholder Servicing Fee and other elements of underwriting compensation with respect to such Class R Share, would be in excess of 10.0% of the total gross investment amount at the time of purchase of such Class R Share in the primary offering; (iii) the date on which such Class R Share is repurchased by the Company; and (iv) the listing of the Common Stock on a national securities exchange, the sale of the Company or the sale of all or substantially all of the Company’s assets. The Company will cease paying the Class T Distribution and Shareholder Servicing Fee (and cease deducting the Class T Distribution and Shareholder Servicing Fee from amounts otherwise available for distribution to a holder of a Class T Share) with respect to a Class T Share sold in the primary offering at the earlier of: (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of Primary Shares; (ii) the sixth anniversary of the last day of the fiscal quarter in which the initial public offering (excluding the Company’s distribution reinvestment plan) terminates; (iii) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the Class T Distribution and Shareholder Servicing Fee and other elements of underwriting compensation with respect to such Class T Share, would be in excess of 10.0% of the total gross investment amount at the time of purchase of such Class T Share in the primary offering; (iv) the end of the month in which the Company’s transfer agent, on behalf of the Company, determines that the Class T Distribution and Shareholder Servicing Fee with respect to such Class T Share would be in excess of 4.5% (or a lower limit that is set forth in the Participating Dealer Agreement agreed to by the Dealer Manager and the applicable Participating Broker Dealer provided that the Dealer Manager advises the Company’s transfer agent in writing of such lower limit) of the total gross investment amount at the time of purchase of such Class T Share in the primary offering; (v) the date on which such Class T Share is repurchased by the Company; (vi) the date on which the holder of such Class T Share or its agent notifies the Company or its agent that he or she is represented by a new Participating Dealer; provided that the Company will continue paying the Class T Distribution and Shareholder Servicing Fee, which shall be reallowed to the new Participating Dealer, if the new Participating Dealer enters into a Participating Dealer Agreement or otherwise agrees to provide the services set forth on Exhibit B to this Agreement; and (vii) the listing of the Common Stock on a national securities exchange, the sale of the Company or the sale of all or substantially all of the Company’s assets. Notwithstanding the above, unless otherwise agreed to by the applicable parties, for sales of Class T Shares sold prior to the effective date of this Amendment, selling commissions, dealer manager fees and the Class T Distribution and Shareholder Servicing Fees shall be paid pursuant to the Participating Dealer Agreement then in effect at the time of sale of such Class T Shares.

(d) Friends and Family Program. As described in the Prospectus, the Dealer Manager agrees to sell no more than 2.5% of the Primary Shares to certain persons identified by the Company as part of the “friends and family” program. The purchase price for Class A Shares under this program will be at a discount to the price per Class A Share sold to the public in the primary offering as of the date of purchase, reflecting that selling commissions and the Dealer Manager Fees will not be payable, which is initially $22.50 per Class A Share. The Dealer Manager agrees to work together with the Company to implement this program and to execute sales under the program according to the procedures agreed upon by the Dealer Manager and the Company.

ARTICLE II
MISCELLANEOUS

Section 2.1 Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Dealer Manager Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Dealer Manager Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Section 2.2 Applicable Law; Venue. This Amendment was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of New York; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 2.2. Venue for any action brought hereunder shall lie exclusively in Irvine, California.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts, including by telecopy or other electronic methods. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Amendment.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STEADFAST APARTMENT REIT III, INC.
By: _/s/ Ella S. Neyland______________________
Name: Ella S. Neyland
Title: President

STEADFAST APARTMENT REIT III OPERATING PARTNERSHIP, L.P. By: Steadfast Apartment REIT III, Inc. its general partner

By: _/s/ Ella S. Neyland___________________
Name: Ella S. Neyland
Title: President

STEADFAST CAPITAL MARKETS GROUP, LLC
By: __/s/ Phillip D. Meserve_____________________
Name: Phillip D. Meserve
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to the Amended and Restated Dealer Manager Agreement